UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2008

HELIOS & MATHESON NORTH AMERICA INC.
 (Exact name of registrant as specified in its charter)

New York	0-22945	13-3169913
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Park Avenue South, New York, New York	10003
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 979-8228

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On September 4, 2008, Helios & Matheson North America Inc. (the “Company”) entered into a Statement of Work with IonIdea, Inc. (“IonIdea”) to provide certain infrastructure and support services, consisting primarily of workstation facilities and equipment in Bangalore, India, to the Company and its wholly owned subsidiary Helios & Matheson Global Services Private Limited. This Statement of Work replaces a prior professional services agreement between IonIdea and the Company that expired on June 30, 2007. Following the expiration of the IonIdea contract, the Company had continued to use IonIdea facilities under the terms of the expired contract.

Kishan Grama Ananthram, a member of the Company’s Board of Directors, is the Chief Executive Officer of IonIdea and Mr. Ananthram and his spouse own all of the outstanding capital stock of IonIdea. Due to the relationship of Mr. Ananthram and his spouse with IonIdea, the Statement of Work was reviewed and approved by the Independent Directors of the Company’s Board pursuant to the Company’s Related Party Transaction Policy. The Statement of Work is effective as of August 1, 2008 and continues until July 31, 2010. The cost of the workstations and equipment is $550 per person per month. In addition, the cost of transportation services is $100 per person per month. Approximately, twenty one Company employees currently use IonIdea workstation facilities, and the Company may expand usage of IonIdea facilities in the future.

A complete copy of the Statement of Work is filed as Exhibit 10.1, and is incorporated herein by reference, to this report on Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

EXHIBIT 10.1       IonIdea, Inc. Statement of Work

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIOS & MATHESON
NORTH AMERICA INC.

By: /s/ Salvatore Quadrino
Interim Chief Executive Officer
and Chief Financial Officer

Date: September 8, 2008

Exhibit Index

Exhibit No.	Description

Exhibit 10.1	IonIdea, Inc. Statement of Work